EXHIBIT 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT October 15, 2003

Exar Corporation Reports Second Quarter Fiscal 2004 Results

Fremont, California, October 15, 2003 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported second quarter fiscal 2004 results. Revenue for the quarter ended September 30, 2003 was $16.2 million up 1.4% sequentially from $16.0 million recorded in the prior quarter and down 14.5% from $19.0 million for the same period last year. For the reported quarter, product revenue increased 4.7% above the prior quarter. For the first six months of fiscal 2004, revenue was $32.2 million down 12.7% from $36.9 million for the same period in fiscal 2003.

Second quarter fiscal 2004 operating income was $0.3 million compared to an operating loss of $0.06 million for the previous quarter and an operating loss of $2.2 million for the same period last year.

The net loss for the quarter was $4.4 million, as compared to a net income of $1.5 million in the previous quarter and a net loss of $35.3 million for the second quarter fiscal 2003. Excluding the previously announced asset impairment write-down, the Non-GAAP net income for the second quarter of fiscal 2004 was $1.6 million. An explanation of Non-GAAP remedial measures is discussed below and a reconciliation from the GAPP Condensed Consolidated Statements of Income to the Non-GAAP results appears in the financial statement portion of this release.

For the quarter, EPS was ($0.11) per basic and diluted share, as compared to $0.04 per basic and diluted share for the first quarter fiscal 2004 and ($0.89) per basic and diluted share for the same period last year. Excluding the asset impairment write-down, the Non-GAAP EPS was $0.04 per basic and diluted share for the second quarter fiscal 2004 and $0.04 per basic and diluted share for the same period last year.

“The Company achieved a key milestone in the quarter by returning to operating profitability,” said Donald L. Ciffone, chairman, president and chief executive officer. “The Company continues to remain cash flow positive from operations increasing cash and marketable securities to $428 million, expanding gross margins and delivering sequential product revenue growth. While we are encouraged by the improving operating leverage of our business and potential revenue growth related to our expanding product breath, visibility remains limited.”

A Non-GAAP financial measure is a numerical measure of the Company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that the additional Non-GAAP measures are useful to investors for the performance of financial analysis. The Company’s management uses these measures internally to evaluate the Company’s operating performance and the measures are used for planning and forecasting of its future periods. However, Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different Non-GAAP measures and presentation of results.

Product Summary

During the quarter, Exar introduced a next generation T1/E1/J1 combination device that not only integrates a Line Interface Unit (LIU) and framer into one chip, but also combines both the physical-layer and access-control layer into one highly-integrated solution. Additionally, the Company released a family of multi-channel DS3/E3 devices leveraging Exar’s R3 Technology ™ (Reconfigurable, Relayless Redundancy). R3 Technology is a breakthrough capability delivering key benefits to customers designing interface cards. With desynchronization and jitter attenuation options, these DS3/E3 solutions further extend the Company’s R3 Technology from its original introduction at the T1/E1/J1 level last year. Also, Exar introduced an eight-channel E1-only short-haul LIU leveraging R3 Technology.

Cancellation of Stock Options

On October 14, 2003, Mr. Ciffone voluntarily cancelled options to purchase 150,000 shares of common stock. The shares related to the cancelled options will be available for future grants to eligible employees. To avoid adverse accounting issues, a payment of $7,500 will be made to Mr. Ciffone by the Company in consideration for the cancelled options. Mr. Ciffone has indicated that donations equal to the net proceeds will be made to various non-profit organizations.

Employee Stock Option Exchange Program

During the second quarter of fiscal 2004, the Company conducted a voluntary stock option exchange program for eligible employees. Members of the board of directors, executive officers and other employees subject to Section 16(b) of the Securities Exchange Act, as amended, were not eligible to participate in the stock option exchange program. Of 174 eligible employees, 159 elected to participate. Of the 1,529,200 options that could have been tendered for exchange, 1,437,800 were tendered and cancelled and approximately 551,000 new options are expected to be granted at the end of March 2004 in exchange for the cancelled options. The terms of the option exchange program are described in a Schedule TO filed by the Company with the SEC.

Regulatory Compliance/Current Business Outlook

Exar adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. Exar will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be.

The Company reports its financial results in accordance with GAAP. Additionally, it supplements the GAAP financials with Non-GAAP measures included in this press release and 8-K filed with the SEC today.

The Company’s Non-GAAP results for the quarter ended September 30, 2003 exclude an asset impairment charge of $6.0 million. For the same period last year, the Company’s Non-GAAP results exclude an inventory write-off of $2.3 million and an asset impairment write-down of $35.3 million, net of income taxes.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the fiscal quarter ending December 31, 2003, Exar is forecasting revenue to be $16.0 million to $17.0 million. The Company projects EPS to be $0.03 to $0.04 per diluted share for the third fiscal quarter of 2004.

Earnings Conference Call

Exar invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the second quarter fiscal 2004, today, Wednesday, October 15, at 1:30 p.m. EDT. To access the conference call, please dial (877) 221-5858 by 1:20 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to Exar’s investors’ homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on October 22, 2003. To access the replay, please dial (800) 642-1687 and use conference ID number 3046812.

Safe Harbor Statement

In addition to the Company’s statements about its future financial performance, this release contains forward-looking statements that involve risks and uncertainties, including global economic and industry conditions, such as the level of capital spending, specifically in the telecommunications, data communications and video and imaging markets; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues, such as, SARs; continued low interest rates impacting the Company’s Other Income; distributor inventory levels and the rate at which these inventory levels decline; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions, customer ordering patterns; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2003, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters (UARTs) are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company designs, develops and markets IC products that address select applications for the video and imaging markets. The Company is based in Fremont, CA, had fiscal 2003 revenues of $67.0 million, and employs approximately 265 people worldwide. For more information about Exar visit: www.exar.com.

# # # #

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	SEPTEMBER 30, 2003	JUNE 30, 2003	SEPTEMBER 30, 2002	SEPTEMBER 30,
				2003	2002
	Actual	Actual	Actual	Actual	Actual

Net sales	$16,237	$16,009	$19,001	$32,246	$36,932
Cost of sales	5,848	5,839	10,592	11,687	18,284

Gross profit	10,389	10,170	8,409	20,559	18,648
Operating expenses:
Research and development	5,433	5,525	5,715	10,958	11,398
Selling, general and administrative	4,636	4,700	4,928	9,336	9,863

Total operating expenses	10,069	10,225	10,643	20,294	21,261

Income (loss) from operations	320	(55)	(2,234)	265	(2,613)

Interest income and other, net	1,737	1,978	2,412	3,715	4,780
Loss on other long-term investments	(6,000)	—	(35,474)	(6,000)	(35,886)

Total other income (loss), net	(4,263)	1,978	(33,062)	(2,285)	(31,106)

Income (loss) before income taxes	(3,943)	1,923	(35,296)	(2,020)	(33,719)
Provision for income taxes	453	423	23	876	496

Net income (loss)	$(4,396)	$1,500	$(35,319)	$(2,896)	$(34,215)

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.11)	$0.04	$(0.89)	$(0.07)	$(0.87)

Diluted earnings (loss) per share	$(0.11)	$0.04	$(0.89)	$(0.07)	$(0.87)

Shares used in the computation of earnings (loss) per share:
Basic	40,481	40,268	39,602	40,375	39,455

Diluted	40,481	41,930	39,602	40,375	39,455

1.	The above Condensed Consolidated Statements of Income reflect the following:
(a)	For purposes of calculating diluted loss per share, the assumed exercise of options into common stock are not taken into consideration as the effect is anti-dilutive for the three and six months ended September 30, 2003 and September 30, 2002.

EXAR CORPORATION AND SUBSIDIARIES

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	SEPTEMBER 30, 2003	JUNE 30, 2003	SEPTEMBER 30, 2002	SEPTEMBER 30,
				2003	2002
	Non-GAAP	Actual	Non-GAAP	Non-GAAP	Non-GAAP

Net sales	$16,237	$16,009	$19,001	$32,246	$36,932
Cost of sales	5,848	5,839	8,281	11,687	15,973

Gross profit	10,389	10,170	10,720	20,559	20,959
Operating expenses:
Research and development	5,433	5,525	5,715	10,958	11,398
Selling, general and administrative	4,636	4,700	4,928	9,336	9,863

Total operating expenses	10,069	10,225	10,643	20,294	21,261

Income (loss) from operations	320	(55)	77	265	(302)

Interest income and other, net	1,737	1,978	2,412	3,715	4,780
Loss on other long-term investments	—	—	(101)	—	(513)

Total other income, net	1,737	1,978	2,311	3,715	4,267

Income before income taxes	2,057	1,923	2,388	3,980	3,965
Provision for income taxes	453	423	716	876	1,189

Net income	$1,604	$1,500	$1,672	$3,104	$2,776

Earnings per share:
Basic earnings per share	$0.04	$0.04	$0.04	$0.08	$0.07

Diluted earnings per share – as adjusted	$0.04	$0.04	$0.04	$0.07	$0.07

Shares used in the computation of earnings per share:
Basic	40,481	40,268	39,602	40,375	39,455

Diluted	42,292	41,930	41,692	42,111	41,807

1.	The calculation above is not a GAAP presentation.

2.	The above Non-GAAP Condensed Consolidated Statements of Income reflects the following:

(a)	For purposes of calculating diluted earning per share – as adjusted, certain Non-GAAP adjustments have been made and are included in the Reconciliation of Condensed Consolidated Statements of Income to the Non-GAAP Condensed Consolidated Statements of Income;

(b)	For purposes of calculating diluted earning per share – as adjusted, options that are in the money for the three and six months ending September 30, 2003 of 1,811,000 and 1,736,000, respectively, are included for consistent presentation.

(c)	For purposes of calculating diluted earning per share – as adjusted, options that are in the money for the three and six months ending September 30, 2002 of 1,662,000 and 2,352,000, respectively, are included for consistent presentation.

EXAR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF INCOME TO THE

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2003	2002	2003	2002
Net loss, Condensed Consolidated Statements of Income	$(4,396)	$(35,319)	$(2,896)	$(34,215)
Inventory write-off	—	2,311	—	2,311
Impairment on other long-term investments	6,000	35,373	6,000	35,373
Difference in income taxes	—	(693)	—	(693)

Net Income, Non-GAAP Condensed Consolidated Statements of Income	$1,604	$1,672	$3,104	$2,776

1.	The purpose of the above reconciliation is to reconcile GAAP (“Generally Accepted Accounting Principles”) basis net loss for the three and six months ended September 30, 2003 and September 30, 2002 from the Condensed Consolidated Statements of Income to the Non-GAAP Condensed Consolidated Statements of Income.

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	SEPTEMBER 30, 2003	MARCH 31, 2003
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$427,412	$367,851
Accounts receivable, net	5,360	4,275
Inventory	2,824	2,893
Other current assets	6,146	5,617

Total current assets	441,742	380,636

Property, plant and equipment, net	29,020	28,054
Long-term marketable securities	1,004	54,259
Other long-term investments	2,879	8,759
Deferred income taxes, net	7,523	7,482
Other non-current assets	46	35

Total assets	$482,214	$479,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,149	$12,147
Long-term obligations	280	312

Total liabilities	15,429	12,459
Total stockholders’ equity	466,785	466,766

Total liabilities and stockholders’ equity	$482,214	$479,225